OXFORD MEDIA APPOINTS LEWIS JAFFE AS CHIEF EXECUTIVE OFFICER

IRVINE, CA, February 16, 2006 -- Oxford Media, Inc. (OTCBB: OXMI), a secure digital communication and technology company, announced today that it has appointed Lewis Jaffe as Chief Executive Officer and a member of its Board of Directors.

Oxford Media’s former CEO, Thomas Hemingway, will remain with the Company as its Chairman of the Board and David Parker, Oxford Media’s previous Chairman, will remain as Chief Operating Officer and Vice Chairman.

Commenting on the appointment, Mr. Jaffe stated, "I am excited to apply my experience in Video and Communications technologies to lead Oxford Media’s growth.  This business is focused on the right markets with a robust portfolio of product and service offerings. There is tremendous leverage in our business model which is comprised of professional services, connectivity and the recurring revenue streams generated by the distribution of digital content.  More specifically, we will be capitalizing on the demand for high quality digital content focusing on underserved and captive markets. Our plans around WiMAX will have us poised to capitalize on connectivity and content delivery when that wireless market place is ready.”

Oxford Media’s Chairman, Tom Hemingway, commented, “I am very pleased to have someone of Lew’s caliber join the Company as its CEO and as a member of its Board.  Lew is an esteemed business executive who brings to Oxford Media a wealth of leadership experience and an extensive international network of business relationships and contacts. He has demonstrated the ability to successfully operate large companies as well as play significant roles at the board level of exchange listed companies.  I expect his insight, experience and business prowess will be invaluable to Oxford Media as we execute our business plans and strategies.”

Mr. Jaffe, 49, brings to Oxford Media more than 20 years of executive management experience having led or engineered the growth or successful turnarounds of more than 20 under-performing companies in a variety of industries with market capitalizations ranging from $50 million to over $1 Billion.  He currently is a member of the Board of Directors of Benihana, Inc.  (NASDAQ: BNHN), the nation's largest chain of Japanese teppanyaki and sushi theme restaurants, where he serves on the audit and corporate governance committees and is involved with the Company’s strategic planning process.

Most recently, Mr. Jaffe served as President of Verso Technologies (NASDAQ: VRSO), a leading provider of telecommunications hardware and software enabling the delivery of VoIP and other applications for carriers and service providers around the world. In 2002, Mr. Jaffe served in an interim position as President and Vice-Chairman at WireOne Technologies (NASDAQ: WONE) where he was responsible for developing the strategy to drive the company to profitability by marketing the industries first dedicated video over IP network, sold as a subscription service.  In 2000, Mr. Jaffe was appointed President and Chief Operating Officer of PictureTel Corporation, a NASDAQ-listed Videoconferencing Company based in Massachusetts with annual revenues exceeding $500 million.  After being recruited by the Company’s board to formulate and execute a turnaround and growth plan, he introduced new technology to the marketplace, streamlined business processes, improved customer relations and cut costs, and ultimately increasing market share and margins resulting in returning the company to profitability.  He successfully engineered the sale of PictureTel to Polycom (NASDAQ: PLCM) in October 2001 for approximately $360 million, resulting in an increase of shareholder value by more than 250 percent during his tenure.

Previously, he was a Managing Director for Arthur Andersen’s New England Global Corporate Finance practice based in Boston.  While at Andersen, he and his team participated in eighteen engagements, working with a range of companies in multiple industries including; Telecommunications, Semiconductors, Retail, Manufacturing and Healthcare.  Each engagement resulted in a successful outcome for his clients.

Mr. Jaffe has been a guest on a number of business shows such as CNBC, MSNBC and ABC, and has been quoted in a variety of business and trade publications including Forbes Magazine, The Wall Street Journal, the New York Times, Business Week and the Boston Globe.  Mr. Jaffe is a graduate of LaSalle University, and the Executive MBA Program (EPSC) at Stanford University’s Graduate School of Business.

About Oxford Media, Inc.

Oxford Media is a leading developer of Private Broadband Networks (PBN) and proprietary software and hardware, which allows for the delivery of low-cost broadband Internet access as well as video and audio content on demand on a Pay-Per-View basis. The initial line of business is the delivery of Video-On-Demand and pay-for-view entertainment content to small and mid-sized hotels and motels -- a segment of the hotel industry previously underserved and unable to offer such services to their guests. This targeted market of hotel properties with between 50 to 300 rooms, comprises over 2.4 million hotel rooms in the U.S. and represents approximately 56% of the total hotel market. www.oxfordmediainc.com . Oxford’s wholly owned subsidiary Creative Business Concepts, Inc. is a wireless and business systems provider specializing in WiFi/WiMAX, IT Security and IT Integration, and Telecom. As part of these offering of services, CBC designs and installs specialty communication systems for data, voice, video, and telecom.

Special Note Regarding Forward-Looking Statements: Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the Company's existing business, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its business due to a lack of capital or an inability to identify acquisition candidates and that the Company may not realize anticipated cost savings or revenue growth opportunities associated with any acquisitions, planned or otherwise. Additionally, forward-looking statements concerning the performance of the Company's business are based on current market conditions and risks, which may change as the result of certain regulatory, competitive or economic events, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, which could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.